Exhibit 10.1

March 29, 2024

Andrew M. Ioannou

Executive Vice President

Pennsylvania Real Estate Investment Trust

2005 Market Street, Suite 1000

Philadelphia, PA 19103

Re:	PREIT Services. LLC Severance Plan for Certain Officers Effective January 1, 2007 (“Plan”)

Dear Andrew:

This letter will constitute an amendment to the Plan solely with respect to you and shall not affect the Plan in any respect as to any other past, present or future Eligible Employee. The Executive Compensation and Human Resources Committee (the “Committee”) has approved, subject to your acceptance by signing a copy of this letter, the following amendments to the Plan applicable solely to you. You understand that similar or dissimilar individual amendments may be entered into concurrently or from time-to-time hereafter with other individual employees, which amendments will not affect the Plan as applied to you. You further understand that this amendment shall supersede and render void the May 18, 2013 amendment letter previously entered into between you and PREIT, as well as any other amendments, agreements, or arrangements previously discussed or entered into between you and PREIT regarding your eligibility for severance compensation upon the separation of your employment with PREIT. Subject to your acceptance below, the following amendments to the Plan shall be given effect on and as of March 29, 2024:

1. The heading and first portion (prior to subsection 2.3(a)(1)) of Section 2.3(a) is hereby modified and amended to read as follows:

“(a) Prior to or More Than 12 Months After a Change in Control. Mr. Andrew M. Ioannou (“Mr. Ioannou”) will be entitled to receive benefits under the Plan prior to or more than 12 months after a Change in Control if either –”

2. The heading of subsection 3.1(b) is hereby modified and amended to read as follows: “Prior to or More Than 12 Months After a Change in Control.”

3. Subsections 3.1(c)(1)-(3) are hereby deleted in their entirety and replaced with the following new Section 3.1(c)(1):

“If Mr. Ioannou shall be an Eligible Employee who is eligible to receive benefits pursuant to Section 2.3(b)(1)-(7) and who executes a General Release, Mr. Ioannou shall receive an amount equal to his Base Salary as in effect as of March 29, 2024 plus a sum equal to the average of the last two bonuses received by Mr. Ioannou prior to March 29, 2024 under the Company’s Annual Incentive Plan

(“AIP”). The Company will pay this amount in a lump sum to Mr. Ioannou within seven (7) days after the effective date of the General Release, which General Release shall be provided to Mr. Ioannou not more than seven (7) days following his Termination Date. Mr. Ioannou shall also receive “COBRA Benefits” as defined in Section 3.2 for a period of 52 weeks.”

4. The reference in the first sentence of Section 3.4 to “Section 3.1” is hereby amended to refer to “Section 3.1(b)”.

5. Except as expressly amended hereby, none of your rights or obligations or those of the Company under the Plan shall be affected hereby. Capitalized terms used, but not defined, in this amendment shall have the meanings ascribed to such terms in the Plan. This letter contains the entire agreement of the signatories with respect to the amendments to the Plan set forth herein. For purposes of clarity, it is understood and agreed that if an amendment to the Plan applicable to Eligible Employees generally shall be adopted, (i) such amendment shall be applicable to Mr. Ioannou (except as provided in clause (ii)) and (ii) the terms hereof (other than the amounts payable under Sections 3.1(b) and 3.1(c)(1) as set forth above) shall be amended to the extent necessary as determined by the Committee to be consistent with the amendment to the Plan so adopted, in each case without any further action by either of the parties to this letter. Except as provided in the preceding sentence, no modification or claim of waiver of any of the provisions hereof shall be valid unless in writing and signed by the party against whom such modification or waiver is sought to be enforced. The law of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this amendment (without reference to principles of conflict of laws), and shall apply to the extent it is not superseded by ERISA.

PREIT SERVICES, LLC

By:	/s/ Lisa M. Most
Lisa M. Most
Executive Vice President

ACCEPTED AND AGREED:

/s/ Andrew M. Ioannou
Andrew M. Ioannou